Exhibit 23.29

CONSENT OF QUALIFIED PERSON

In connection with the Registration Statement of McEwen Mining Inc. on Form S-4, and the proxy statement/prospectus included therein and any amendments or supplements and/or exhibits thereto (the “Registration Statement”), the undersigned consents to:

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the incorporation by reference of the technical report summary titled “S-K 1300 Technical Report Summary, Lookout Mountain Project, Eureka Property, Eureka, Nevada USA” with an effective date of December 31, 2022 and an issue date of June 21, 2023 (the “TRS”) in the Registration Statement;

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the use of and references to the undersigned’s name, including the undersigned’s status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the Registration Statement; and

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any extracts or summaries of the TRS included or incorporated by reference in the Registration Statement, and the use of any information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Registration Statement.

RESPEC Company LLC is responsible for authoring or co-authoring, and this consent pertains to, the following Sections of the TRS: 1.5, 1.10, 9, 11, 21, 22, and 23.

Dated May 15, 2024

By:	/s/ RESPEC Company LLC

Name:	“Michael M. Gustin” /s/ Michael Gustin, Principal Consultant II